Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-122138 on Form S-8 of our report dated June 30, 2011, which expressed an unqualified opinion on the consolidated financial statements and financial statement schedule of Ninetowns Internet Technology Group Company Limited, which appears on page F-2 in this annual report on Form 20-F of Ninetowns Internet Technology Group Company Limited for the year ended December 31, 2010.
/s/ GHP Horwath, P.C.
Denver, Colorado
June 30, 2011